Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-effective Amendment No. 1 to the Registration Statement on Form S-3 of Earthstone Energy, Inc. (File No. 333-205466) of our report dated March 27, 2015, relating to the consolidated financial statements of Earthstone Energy, Inc. and subsidiaries (formerly Oak Valley Resources, LLC) included in the Annual Report on Form 10-K of Earthstone Energy, Inc. for the year ended December 31, 2014, and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ WEAVER AND TIDWELL, L.L.P.

Houston, Texas

July 29, 2015